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                                                                   EXHIBIT 10.14


                         [NIKU CORPORATION LETTERHEAD]

                                 July 22, 1999

Mark Nelson
505 Cypress Point Drive #185
Mountain View, CA 94043

Dear Mark,


I am pleased to offer you a position with Niku Corporation ("the Company") as the Chief Financial Officer reporting directly to Farzad Dibachi, commencing on August 11, 1999 ("Start Date"). You will receive a monthly salary of $16,666.66, which is equivalent to $200,000.00 on an annualized basis, less applicable withholding, payable twice monthly, in accordance with our normal payroll procedures. You are also eligible to receive certain employee benefits which will be outlined in the Company Employee Handbook. Like all Niku employees, you will be entitled to two weeks of vacation and seven holidays each year.

In connection with the commencement of your employment, the Company will recommend that its Board of Directors grant you an option to purchase 350,000 shares of the Company's Common Stock. The per share exercise price will equal the fair market value established by the Board on the date the grant is approved. The option will vest at the rate of 1/4th after one year and 1/48th per month thereafter, so that the option is fully vested after four years. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1998 Stock Plan and the Stock Option Agreement between you and the Company. In the event of a change in control of the Company which results in a reduction in your job responsibilities, your option will become fully vested as of the later of the effective date of such a change in control or reduction in your responsibilities. For purposes of this offer letter, a "change in control" means
(i) an acquisition, consolidation, or reorganization of the Company which results in the stockholders of the Company before such event no longer holding a majority of the voting stock after such event, or (ii) the sale of substantially all the assets of the company to an unaffiliated third party, or (iii) the occurrence of any other tender offer, merger, consolidation or similar event which, in the opinion of the Board of Directors, results in a change in control of the Company.

We are very excited about the opportunity of working together and we know that you will be invaluable to our success. The next two paragraphs were written by the Company's lawyer. I apologize for their being so terse.
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Mark Nelson
July 22, 1999
Page 2


Your employment is at-will and for no specified period, and either you or the Company may terminate this employment relationship at any time and for any reason. As an employee, you will be expected to abide by the Company's rules and regulations and to devote all of your business time, skill, attention and best efforts to Company business so as to fulfill the responsibilities assigned to you. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery of the Company's Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement"), a copy of which is enclosed for your review and execution, to an officer of the Company prior to or on your Start Date. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

This employment offer will expire if not accepted by July 16, 1999. To accept the offer before this expiration date, you must sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.


Sincerely,

Niku Corporation

BY:
   -------------------------------------------
     Cathy Bottarini, Office of the Chairman

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Mark Nelson
July 22, 1999
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AGREED AND ACCEPTED:

Mark Nelson


--------------------------------------
Signature


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Date



enclosure:     Duplicate Letter
               Confidential Information and Invention Assignment Agreement